Exhibit (a)(5)(ix)

dMY Technology Group, Inc. VI Announces Termination of Tender Offer

April 6, 2023 – dMY Technology Group, Inc. VI (NYSE: DMYS) (“dMY VI” or the “Company”), a special purpose acquisition company, announced yesterday, April 5, 2023, that the Company intends to dissolve and liquidate in accordance with the provisions of its Amended and Restated Certificate of Incorporation, dated as of October 5, 2021, and the Investment Management Trust Agreement, between dMY VI and Continental Stock Transfer & Trust Company (“CST” or the “Trustee”), dated as of October 5, 2021.

The Company had previously launched a tender offer pursuant to certain terms and conditions in an offer to purchase (the “Offer to Purchase”) to purchase up to 24,150,000 of its shares of Class A Common Stock (the “Common Stock”) at the final price of approximately $10.231888 per share (the “Tender Offer”). The Tender Offer expired at 5:00 p.m. New York City time on March 31, 2023 (the “Expiration Date”). On April 3, 2023, dMY VI announced that it was extending the Withdrawal Rights (as defined in the Offer to Purchase) in the Tender Offer to 5:00 p.m. New York City time on Tuesday, April 4, 2023. For the avoidance of doubt, the Expiration Date was not extended and no new shares of Common Stock were tendered following the Expiration Date.

Following the expiration of the Tender Offer, the Nasdaq Stock Market (the “Nasdaq”) was unable to approve the listing in time for the Company to meet the condition under its share purchase agreement (the “Share Purchase Agreement”) in connection with a business combination (the “Business Combination”) with Rain Enhancement Technologies, Inc. (“Rainwater Tech”) that required continued listing on a stock exchange in order to consummate the closing of the Business Combination. Concurrent consummation of the Business Combination was a condition to the consummation of the Tender Offer, as described in the Offer to Purchase. Because the Company did not receive timely Nasdaq listing approval, it was unable to satisfy the conditions precedent to closing the Business Combination. As a result, the Share Purchase Agreement was terminated as of April 5, 2023 pursuant to Section 9.1(a) of the Share Purchase Agreement. The Tender Offer was subject to the condition that the Business Combination had closed, but because the Share Purchase Agreement was terminated, the Company also terminated the Tender Offer on April  5, 2023.

For more information about the dissolution and liquidation, see the Company’s Current Report on Form 8-K filed with the SEC on April 5, 2023.

About dMY Technology Group, Inc. VI

dMY Technology Group, Inc. VI is a blank check company incorporated in Delaware on October 5, 2021, whose business purpose is to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. Led by Chief Executive Officer Niccolo de Masi and Chairman Harry You, dMY VI consummated the IPO on NYSE on October 5, 2021, raising aggregate gross proceeds of $241,500,000.

Forward-Looking Statements

This press release may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements are based on the beliefs and reasonable assumptions of management, and actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors detailed in the Company’s filings with the SEC. The Company undertakes no obligation to update any forward-looking statements after the date of this release, except as required by law.

No Offer or Solicitation

This press release is for informational purposes only and shall not constitute an offer to sell or the solicitation of an offer to buy any securities of dMY VI or Rainwater Tech, nor shall there be any sale of securities in any jurisdiction in which the offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such state or jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of the Securities Act.

Contact Information

Investor Relations/Media

RainwaterTechIR@icrinc.com

RainwaterTechPR@icrinc.com